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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   May 10, 2000
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                               ZapMe! Corporation
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             (Exact name of registrant as specified in its charter)

       Delaware                  000-1084561                91-1836242
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(State or other jurisdiction     (Commission               (IRS Employer
of incorporation)                File Number)            Identification No.)

       3000 Executive Parkway #150, San Ramon, California          94583
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            (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code:   (925) 543-0300
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          (Former name or former address, if changed since last report)

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On May 10, 2000 (the "Closing Date"), pursuant to that certain Share Purchase Agreement dated as of March 31, 2000, (the "Acquisition Agreement"), by and among ZapMe!, certain direct and indirect wholly-owned subsidiaries of ZapMe! and eFundraising.com Corporation, Inc., a corporation existing under the laws of the Province of Nova Scotia ("EFR"), ZapMe!'s indirect wholly-owned subsidiary, 3042179 Nova Scotia Limited ("ZNS"), acquired all voting shares of EFR (the "Acquisition"), which was subsequently amalgamated with ZNS under the COMPANIES ACT of Nova Scotia, resulting in the formation of eFundraising.com Corporation Incorporated, a corporation existing under the laws of the Province of Nova Scotia ("New EFR"). As a result of the Acquisition, New EFR became an indirect wholly-owned subsidiary of ZapMe!.

         Pursuant to the Acquisition Agreement, an aggregate of $1,850,000 in cash was delivered and approximately 500,000 Class A Preferred Shares, 56,640 Class C Preferred Shares, 56,640 Class D Preferred Shares, and 56,640 Class E Preferred Shares of ZNS ("ZNS Preferred Shares") were issued to shareholders of EFR in exchange for all Common Shares of EFR (the "EFR Common Shares") issued and outstanding immediately prior to the Acquisition. Each ZNS Preferred Share may be converted at the election of the holder, or automatically, subject in each case to satisfaction of certain conditions, for one ZNS Exchangeable Share, which in turn is exchangeable, at the election of the holder, for one share of ZapMe! Common Stock. In addition, Time Accelerated Restricted Stock Award Plan Stock Options to purchase up to 1,039,266 shares of ZapMe! Common Stock (the "TARSAPS") were issued to two individuals who were both major shareholders and employees of EFR, which vest in and become exercisable for shares of ZapMe! Common Stock in accordance with a schedule based upon the passage of time, their continued employment by ZapMe! or New EFR, and the achievement of certain financial milestones by New EFR. The TARSAPS, assuming they vest in and are exercised in full, are valued at approximately $8,877,396 based on the closing price of ZapMe! Common Stock on the Nasdaq National Market on the Closing Date.

         Those portions of the consideration for the Acquisition consisting of cash and ZNS Preferred Shares are valued at a total of approximately $8,769,852 million based on a price per share for ZapMe! Common Stock of $8.356. The Acquisition will be recorded using the purchase method of accounting.

         The consideration paid by ZapMe! for the EFR Common Shares outstanding immediately prior to the Acquisition pursuant to the Acquisition Agreement was determined pursuant to arms' length negotiations and took into account various factors concerning the valuation of the business of EFR, including valuations of comparable companies, multiples paid in recent acquisitions of comparable companies, premiums paid in recent acquisitions of comparable companies, a pro forma earnings analysis of ZapMe! upon its acquisition of EFR and discounted cash flows for EFR on a stand-alone basis.

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         ZapMe! plans to operate the businesses of EFR as a separate division. The new organization, the EFR business unit of the Registrant, will be headquartered in Montreal, Quebec. ZapMe!'s EFR business unit will focus on developing and marketing online fundraising campaigns to school and community programs. The combined organization will continue to develop and deliver the existing EFR and ZapMe! product lines to school, students, educators and parents.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.


         (a)      Exhibits.
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                  2.1      Share Purchase Agreement, dated March 31, 2000, by
                           and among ZapMe! Corporation, ZapMe! Nova Scotia Company, 3042179 Nova Scotia Limited, Efundraising.com Corporation, the shareholders of Efundraising.com Corporation, Eric Boyko, as Securityholder Agent, and State Street Bank and Trust Company of California, N.A., as Escrow Agent.

                  2.2 Time Accelerated Restricted Stock Award Plan Stock Option Agreement by and between ZapMe! Corporation and Eric Aubertin.

                  2.3 Time Accelerated Restricted Stock Award Plan Stock Option Agreement by and between ZapMe! Corporation and Eric Boyko.

                 99.1      Press release of the Registrant dated April 3, 2000.

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                                    SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:   May 25, 2000                      ZAPME! CORPORATION



                                           /s/ Rick Inatome
                                           -----------------------------------
                                           Rick Inatome
                                           President and Chief Executive Officer

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                                  INDEX TO EXHIBITS


Exhibit
Number            Description of Document
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2.1               Share Purchase Agreement, dated March 31, 2000, by and
                  among ZapMe! Corporation, ZapMe! Nova Scotia Company,
                  3042179 Nova Scotia Limited, Efundraising.com Corporation, the shareholders of Efundraising.com Corporation, Eric
                  Boyko, as Securityholder Agent, and State Street Bank and
                  Trust Company of California, N.A., as Escrow Agent.

2.2 Time Accelerated Restricted Stock Award Plan Stock Option Agreement by and between ZapMe! Corporation and Eric Aubertin.

2.3 Time Accelerated Restricted Stock Award Plan Stock Option Agreement by and between ZapMe! Corporation and Eric Boyko.

99.1              Press release of the Registrant dated April 3, 2000.